Exhibit 5.2

Mayer Brown LLP 1221 Avenue of the Americas New York, New York 10020-1001 Main Tel +1 212 506 2500 Main Fax +1 212 262 1910 www.mayerbrown.com

October 15, 2024

Marex Group plc

155 Bishopsgate

London EC2M 3TQ

United Kingdom

Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as special counsel to Marex Group plc, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with its preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-1 (as it may be amended from time to time, the “Registration Statement”), relating to the proposed offer and sale, on a continuous basis, of up to $600,000,000 aggregate principal amount of the Company’s Senior Notes Due Nine Months or More from Date of Issue (the “Notes”). The Notes are to be issued pursuant to a senior indenture, dated as of October 15, 2024 (as may be amended or supplemented from time to time hereafter, the “Indenture”), between the Company and Citibank, N.A. (the “Trustee”).

In rendering the opinions expressed below, we have examined (i) the Registration Statement and the prospectus contained therein (the “Prospectus”), (ii) the Company’s amended and restated articles of association, (iii) resolutions of the Company’s board of directors, (iv) an executed copy of the Indenture and (v) the forms of the master global notes and global notes representing the Notes.

We have also examined such other documents and instruments and have made such further investigations as we have deemed necessary or appropriate in connection with this opinion. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. We have also assumed that (i) the Registration Statement will become, and remain, effective under the Securities Act, (ii) the master global notes and global notes representing the Notes will have been duly executed and authenticated by the Trustee in accordance with the terms of the Indenture, (iii) the terms of the Notes, when executed and delivered, are as described in the Registration Statement and the Prospectus; and (iv) the Notes will be issued and sold in compliance with applicable federal and state laws and in the manner stated in the Registration Statement and the Prospectus.

October 15, 2024

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

(ii) limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any Notes, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material; and

(iii) our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

Based upon the foregoing, it is our opinion that when the terms of the Notes to be issued under the Indenture and their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and when the Notes have been duly executed, delivered and authenticated in accordance with the Indenture and issued and paid for as contemplated by the Registration Statement and the Prospectus, and if all the foregoing actions have been duly authorized by the Company, the Notes will be valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

We note that, as of the date of this opinion, a judgment for money in an action based on a Note denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Note is denominated into U.S. dollars will depend on various factors, including which court renders the judgment. A state court in the State of New York rendering a judgment on such Note would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Note is denominated, and such judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment.

We are admitted to practice in the State of New York and our opinions expressed herein are limited solely to the laws of the State of New York and the Federal laws of the United States of America, as in effect on the date hereof, and we express no opinion herein concerning the laws of any other jurisdiction. Insofar as the foregoing opinion and the opinions expressed in the paragraph quoted below involve matters governed by English law, we have relied, with your permission, on the opinion of Mayer Brown International LLP, dated as of October 15, 2024, to be filed as an exhibit to the Registration Statement, and our opinion is subject to the qualifications, assumptions and limitations set forth therein.

October 15, 2024

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and the use of our name in the Prospectus under the heading “Legal Matters.” If a pricing or similar supplement to the prospectus contained in the Registration Statement relating to the offer and sale of the Notes is prepared and filed by the Company with the Commission on a future date and the supplement contains a reference to this firm and our opinion substantially in the form set forth below, we consent to including that opinion as part of the Registration Statement and to all references to this firm in such supplement:

“In the opinion of Mayer Brown LLP, as counsel to the Company, when the pricing supplement has been attached to, and duly notated on, the master note that represents the securities pursuant to the Indenture referred to in the Prospectus, and issued and paid for as contemplated herein, such securities will be valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York and the federal laws of the United States of America. Insofar as this opinion involves matters governed by English law, Mayer Brown LLP has relied, with the Company’s permission, on the opinion of Mayer Brown International LLP, dated as of October 15, 2024, filed as an exhibit to the Registration Statement by the Company on October 15, 2024, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Mayer Brown International LLP. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Company and other sources as to certain factual matters, all as stated in the legal opinion dated October 15, 2024, which has been filed as Exhibit 5.2 to the Company’s Registration Statement on Form F-1 dated October 15, 2024. This opinion is also subject to the discussion, as stated in the legal opinion dated October 15, 2024, of the enforcement of notes denominated in a foreign currency or currency unit.”

In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

October 15, 2024

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

Very truly yours,

/S/ MAYER BROWN LLP